Exhibit 16

November 15, 2019

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for XP Investimentos S.A. and, under the dates of March 26, 2019, April, 17, 2018 and March 22, 2017, we reported in accordance with International Standards on Auditing (ISA) and Brazilian Auditing Standards (BR GAAS) on the consolidated financial statements prepared in accordance with the accounting practices adopted in Brazil and based on the pronouncements, orientations and interpretations as issued by the Committee of Brazilian Accounting Practices (Comitê de Políticas Contábeis (CPC) of XP Investimentos S.A. as of and for the years ended December 31, 2018, 2017 and 2016. On March 26, 2019, we were dismissed. We have read XP Investimentos S.A.’s statements included under “Change in Registrant’s Certifying Accountant” of its Form F-1 dated November 15, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with XP Investimentos S.A.’s statement that the change was approved by the Audit Committee of XP Investimentos S.A and we are not in a position to agree or disagree with XP Investimentos S.A.´s statement that PricewaterhouseCoopers Auditores Independentes was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on XP Investimentos S.A. consolidated financial statements.

Very truly yours,

/s/ KPMG Auditores Independentes